CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120, 333-127317, and 333-175798 on Form S-8; and Registration Statement No. 333-217087 on Form S-3 of Northrop Grumman Corporation of our reports dated February 21, 2018 relating to the financial statements of Orbital ATK, Inc. and the effectiveness of Orbital ATK, Inc.'s internal control over financial reporting appearing in the Annual Report on Form 10-K of Orbital ATK, Inc. for the year ended December 31, 2017 incorporated by reference in the Current Report on Amended Form 8-K of Northrop Grumman Corporation filed on July 25, 2018.

/s/ Deloitte & Touche LLP
McLean, VA
July 24, 2018